Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2014 RESULTS
JASPER, IN (August 1, 2014) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $336.8 million and net income of $7.8 million, or $0.20 per Class B diluted share, for the fourth quarter of fiscal year 2014 which ended June 30, 2014.
Consolidated Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	June 30, 2014	June 30, 2013	Percent Change
Net Sales	$336,807	$318,322	6%
Gross Profit	$67,562	$59,577	13%
Gross Profit %	20.1%	18.7%
Selling and Administrative Expenses	$57,268	$52,729	9%
Selling and Administrative Expenses %	17.0%	16.5%
Operating Income	$10,294	$6,570	57%
Operating Income %	3.1%	2.1%
Net Income	$7,848	$7,061	11%
Earnings Per Class B Diluted Share	$0.20	$0.18	11%

•
Consolidated net sales in the fourth quarter of fiscal year 2014 increased 6% from the prior year fourth quarter on increased net sales in both the Electronic Manufacturing Services (EMS) segment and the Furniture segment.

•	Fourth quarter gross profit as a percent of net sales increased 1.4 percentage points from the prior year fourth quarter on improved margins in both the EMS segment and the Furniture segment.

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Consolidated selling and administrative expenses in the fourth quarter of fiscal year 2014 increased 9% in absolute dollars compared to the prior year partially due to higher profit-based incentive compensation costs and higher salary and employee benefit costs. Selling and administrative expenses in the fourth quarter of fiscal year 2014 also included $2.0 million of incremental costs related to the spin-off of the Company's EMS segment. In addition, the Company recorded $0.7 million of expense in the fourth quarter of fiscal year 2014 related to the normal revaluation to fair value of its Supplemental Employee Retirement Plan (SERP) liability compared to less than $0.1 million of expense in the fourth quarter of the prior fiscal year. This expense related to the change in the SERP liability is offset with income related to the revaluation of the SERP investment which was recorded within Other Income/Expense, and thus there was no effect on net income. Partially offsetting these higher costs was a $1.7 million pre-tax gain recognized on the sale of an idle facility in the Furniture segment during the fourth quarter of fiscal year 2014.

•	Other Income/Expense was income of $0.2 million for the fourth quarter of fiscal year 2014 compared to income of $0.7 million for the fourth quarter of the prior year.

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The Company's effective tax rate for the fourth quarter of fiscal year 2014 of 25.2% was favorably impacted by a higher mix of earnings in foreign jurisdictions which carry a lower tax rate than the U.S. The effect of $1.1 million of favorable state tax accrual adjustments during the fourth quarter of fiscal year 2014 was offset by the negative effect of the non-deductible nature of specific spin-off related costs. The prior year fourth quarter effective tax rate of 2.4% was favorably impacted by a higher mix of earnings from foreign jurisdictions with lower tax rates and by favorable state and other tax accrual adjustments.

•	Operating cash flow for the fourth quarter of fiscal year 2014 was $5.0 million compared to $22.5 million in the fourth quarter of the prior year.

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The Company's cash and cash equivalents increased to $136.6 million at June 30, 2014, compared to $103.6 million at June 30, 2013. The Company had no short-term borrowings outstanding at June 30, 2014 or June 30, 2013. Long-term debt including current maturities was less than $300,000 at June 30, 2014.

Fiscal year 2014 annual consolidated net sales of $1.3 billion increased 7% from fiscal year 2013 net sales of $1.2 billion. Net income for fiscal year 2014 was $33.5 million, or $0.86 per Class B diluted share. Net income for fiscal year 2013 was $19.9 million, or $0.52 per Class B diluted share. Operating cash flow for fiscal year 2014 was $69.9 million compared to $63.9 million in the prior fiscal year.

James C. Thyen, President and Chief Executive Officer, stated, "Fiscal year 2014 was a pivotal year for our Furniture segment. It was important for us to deliver on our commitment for this fiscal year to improve financial performance and increase our focus on providing innovative products and an exceptional customer experience. The efforts of our entire Furniture team resulted in margin improvement in both the fourth quarter and the fiscal year. Our new product introductions during the year have been very well received in the market and position us well as we move into fiscal year 2015."

Mr. Thyen concluded, "The automotive, industrial and medical markets we serve within our EMS segment remain strong. The EMS segment ended the fiscal year with solid performance in the fourth quarter, with increased volume and operating income of 4.5%. We anticipate the planned spin-off of the EMS segment will be complete around the end of October 2014."

Electronic Manufacturing Services Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	June 30, 2014	June 30, 2013	Percent Change
Net Sales	$198,950	$192,706	3%
Operating Income	$8,940	$8,587	4%
Operating Income %	4.5%	4.5%
Net Income	$7,147	$7,427	(4%)

•
Fiscal year 2014 fourth quarter net sales in the EMS segment increased 3% compared to the fourth quarter of the prior year. Net sales to customers in the industrial, automotive and medical markets increased while sales to the public safety market declined compared to the prior year.

•	Gross profit as a percent of net sales in the EMS segment for the fourth quarter of fiscal year 2014 increased 0.2 of a percentage point compared to the fourth quarter of the prior year.

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Selling and administrative expenses in this segment increased 6% in the fiscal year 2014 fourth quarter when compared to the prior year. Higher profit-based incentive compensation and salary costs and increased product warranty costs were partially offset by lower bad debt expense as the fourth quarter of the prior year included an allowance recorded on a note receivable. As a percent of sales, selling and administrative costs in the EMS segment increased 0.2 of a percentage point for the fourth quarter of fiscal year 2014 compared to the prior year.

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Other Income/Expense was expense of $0.3 million for the fourth quarter of fiscal year 2014 compared to income of $0.7 million for the fourth quarter of the prior year. The variance from prior year is primarily related to foreign exchange movement.

Furniture Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	June 30, 2014	June 30, 2013	Percent Change
Net Sales	$137,857	$125,616	10%
Operating Income (Loss)	$4,320	$(1,406)
Operating Income (Loss) %	3.1%	(1.1%)
Net Income (Loss)	$2,290	$(642)

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Fiscal year 2014 fourth quarter net sales in the Furniture segment increased 10% compared to the prior year on increased net sales of both hospitality and office furniture. Fiscal year 2014 fourth quarter office furniture net sales to the federal and state governments and net sales to the education vertical market increased over the prior year.

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Gross profit as a percent of net sales increased 2.3 percentage points in the Furniture segment in the fourth quarter of fiscal year 2014 when compared to the prior year driven primarily by benefits realized from pricing adjustments, operational improvements, higher margin projects that shipped during the quarter and fixed cost leverage associated with the higher revenue.

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Selling and administrative expenses in the Furniture segment for the fourth quarter of fiscal year 2014 increased 2% compared to the prior year. Higher profit-based incentive compensation costs and increased salary and employee benefit costs were partially offset by a $1.7 million pre-tax gain recognized on the sale of an idle facility during the fourth quarter of fiscal year 2014. As a percent of net sales, selling and administrative costs in the Furniture segment declined 1.9 percentage points for the fourth quarter of fiscal year 2014 compared to the prior year on leverage gained from the higher revenue.

Spin-off of Electronic Manufacturing Services Segment
On January 20, 2014, the Company announced that its Board of Directors unanimously approved a plan to spin off its Electronic Manufacturing Services segment. The separation will result in two independent publicly-traded companies: Kimball International, Inc., an industry leader in the sale and manufacture of quality office and hospitality furniture; and Kimball Electronics, Inc., a leading global provider of electronic manufacturing services to the automotive, medical, industrial, and public safety markets. The Company expects the spin-off, which is intended to be tax-free to shareholders, to be completed around the end of October 2014.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, our ability to successfully complete the proposed spin-off, our ability to fully realize the expected benefits of the proposed spin-off, the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2013 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	August 1, 2014
Time:	11:00 AM Eastern Time
Dial-In #:	877-546-5021 (International Calls - 857-244-7553)
Pass Code:	Kimball

A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through August 7, 2014.

Replay Dial-In #:	888-286-8010 (International Calls - 617-801-6888)
Replay Pass Code:	92489828

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International, Inc. is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional, and financial growth.
Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering, manufacturing, and supply chain services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.
For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.
"We Build Success"

Financial highlights for the fourth quarter and fiscal year ended June 30, 2014 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	June 30, 2014		June 30, 2013
Net Sales	$336,807	100.0%	$318,322	100.0%
Cost of Sales	269,245	79.9%	258,745	81.3%
Gross Profit	67,562	20.1%	59,577	18.7%
Selling and Administrative Expenses	57,268	17.0%	52,729	16.5%
Restructuring Expense	0	0.0%	278	0.1%
Operating Income	10,294	3.1%	6,570	2.1%
Other Income, net	199	0.0%	665	0.2%
Income Before Taxes on Income	10,493	3.1%	7,235	2.3%
Provision for Income Taxes	2,645	0.8%	174	0.1%
Net Income	$7,848	2.3%	$7,061	2.2%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.20		$0.18
Class B	$0.21		$0.19
Diluted Earnings Per Share:
Class A	$0.20		$0.18
Class B	$0.20		$0.18

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	38,438		38,080
Diluted	39,045		38,432

(Unaudited)	Fiscal Year Ended
(Amounts in Thousands, except per share data)	June 30, 2014		June 30, 2013
Net Sales	$1,285,347	100.0%	$1,203,134	100.0%
Cost of Sales	1,029,323	80.1%	979,386	81.4%
Gross Profit	256,024	19.9%	223,748	18.6%
Selling and Administrative Expenses	220,727	17.1%	200,331	16.7%
Other General Income	(5,688)	(0.4%)	0	0.0%
Restructuring Expense	402	0.0%	416	0.0%
Operating Income	40,583	3.2%	23,001	1.9%
Other Income (Expense), net	2,590	0.2%	(338)	0.0%
Income Before Taxes on Income	43,173	3.4%	22,663	1.9%
Provision for Income Taxes	9,712	0.8%	2,784	0.2%
Net Income	$33,461	2.6%	$19,879	1.7%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.85		$0.50
Class B	$0.88		$0.53
Diluted Earnings Per Share:
Class A	$0.84		$0.49
Class B	$0.86		$0.52

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	38,404		38,063
Diluted	39,037		38,522

Condensed Consolidated Statements of Cash Flows	Fiscal Year Ended
(Unaudited)	June 30,
(Amounts in Thousands)	2014	2013
Net Cash Flow provided by Operating Activities	$69,871	$63,861
Net Cash Flow used for Investing Activities	(27,546)	(28,031)
Net Cash Flow used for Financing Activities	(9,441)	(7,708)
Effect of Exchange Rate Change on Cash and Cash Equivalents	140	281
Net Increase in Cash and Cash Equivalents	33,024	28,403
Cash and Cash Equivalents at Beginning of Year	103,600	75,197
Cash and Cash Equivalents at End of Year	$136,624	$103,600

	(Unaudited)
Condensed Consolidated Balance Sheets	June 30, 2014	June 30, 2013
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$136,624	$103,600
Receivables, net	175,695	160,767
Inventories	140,475	123,998
Prepaid expenses and other current assets	46,998	39,013
Assets held for sale	0	1,521
Property and Equipment, net	188,833	185,744
Goodwill	2,564	2,511
Other Intangible Assets, net	4,191	5,276
Other Assets	26,766	22,089
Total Assets	$722,146	$644,519

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$25	$23
Accounts payable	174,436	155,709
Dividends payable	1,883	1,863
Accrued expenses	77,256	56,856
Long-term debt, less current maturities	268	294
Other	26,745	25,268
Share Owners' Equity	441,533	404,506
Total Liabilities and Share Owners' Equity	$722,146	$644,519

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Fiscal Year Ended
(Unaudited)	June 30,		June 30,
(Amounts in Thousands)	2014	2013	2014	2013
Interest Income	$44	$79	$220	$404
Interest Expense	(7)	(8)	(28)	(35)
Foreign Currency/Derivative Gain (Loss)	(478)	898	(161)	(112)
Gain on Supplemental Employee Retirement Plan Investment	712	44	3,274	2,000
Impairment Loss on Privately-Held Investment	(84)	(111)	(91)	(1,019)
Loss on Stock Warrants	(20)	(15)	(25)	(885)
Other Non-Operating Income (Expense)	32	(222)	(599)	(691)
Other Income (Expense), net	$199	$665	$2,590	$(338)